Exhibit (d)(5)

INVESTMENT ADVISORY AGREEMENT
BETWEEN
SSGA FUNDS MANAGEMENT, INC.
AND
STATE STREET MASTER FUNDS

Amendment No. 1

This Amendment No. 1 to the Investment Advisory Agreement (the "Agreement") dated May 1, 2001 between State Street Master Funds, a Massachusetts business trust (the "Trust"), and SSgA Funds Management, Inc., a Massachusetts corporation (the "Adviser"), is entered into as of April 1,2010. Capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in the Agreement.

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, State Street Short-Term Tax Exempt Bond Portfolio (the "Portfolio") is a series of interests in the Trust; and

WHEREAS, the Adviser serves as investment adviser to the Portfolio; and

WHEREAS, the Adviser is desirous of appointing one or more investment sub-advisers to perform some or all of the obligations of the Adviser to the Portfolio, with the approval of the Board of Trustees of the Trust and, to the extent required by applicable law, the shareholders of the Portfolio; and

WHEREAS, the parties wish to make specific the authority of the Adviser to do so under the Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Trust and Adviser agree as follows:

1.           Notwithstanding any other provision of the Agreement, the Adviser may from time to time, with the approval of the Board of Trustees of the Trust and, to the extent required by applicable law, the approval of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended) of the Portfolio, appoint one or more sub-advisers to perform some or all of the obligations of the Adviser under the Agreement in respect of the Portfolio. In any such case, the Adviser's duties hereunder in respect of the services to be provided by any such sub-adviser shall be to provide general oversight of the performance by the sub-adviser of its duties and to report periodically to the Trustees, in such manner and in such detail as the Trustees may reasonably request, as to such performance.

2.           Except as provided herein, all other terms of the Agreement shall continue in full force and effect.

3.           This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

4.           This Amendment may be executed in counterparts which, taken together, shall constitute a single document.

5.           This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without reference to choice of law rules.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of April 1, 2010,

STATE STREET MASTER FUNDS

By:	/s/ James E. Ross

Name: James E. Ross
Title: President

SSGA FUNDS MANAGEMENT, INC,

By:	/s/ Ellen Needham

Name: Ellen Needham
Title: Vice President